EXHIBIT 10.4
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS. THE CONFIDENTIAL
REDACTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
ASTERISKS DENOTE SUCH REDACTIONS.

March 2, 2006	TV-05356W, Supp. No. 2
Mr. Robert Van Namen
Marketing and Operations VP
United States Enrichment Corporation
Two Democracy Center, Tenth Floor
6903 Rockledge Drive
Bethesda, MD 20817-1818
Dear Mr. Van Namen:
In accordance with the provisions of Power Contract TV-05356W, as amended (Power Contract), TVA has determined that United States Enrichment Corporation (Company) presently has a CRR equal to a Below Investment Grade Rating. Accordingly, this letter is to confirm the arrangements agreed upon between representatives of TVA and Company, regarding Company’s Performance Assurance to be provided and maintained by Company:
It is understood and agreed that until such time, if any, that Company’s CRR and corresponding Collateral Threshold is such that no Performance Assurance is due from Company under the Power Contract, and in accordance with Article IV of the Power Contract, the parties have agreed that the provisions below shall be applicable to provide for the Performance Assurance to be provided and maintained by Company.
1.	Letter of Credit. Company shall provide TVA an Irrevocable Letter of Credit, in a form acceptable to TVA, in the amount of $***** not later than March 15, 2006. Company shall at all times keep such Letter of Credit in full force and effect. The Letter of Credit may be utilized by TVA to cover any obligations arising after June 1, 2006, for which the Power Contract provides and for which payments are not made by Company, including, but not limited to, minimum bill obligations. Notwithstanding hereunder, Company will remain obligated to make all payments as they become due under the Power Contract.

2.	Weekly Prepayments. Notwithstanding the provision of section 2.6 of the Power Contract, Company shall pay TVA a designated sum of money per week in advance for power and energy used under the Power Contract (Weekly Prepayment). On or before May 26, 2006, Company shall pay TVA the amount of $*****. Beginning on June 2, 2006, and each Friday thereafter, Company shall pay TVA a Weekly Prepayment in the amount of $***** per week. Such Weekly Prepayments shall be made no later than 3

Mr. Robert Van Namen

March 2, 2006
p.m. CST or CDT, whichever is currently effective, on each Friday and shall be made electronically through Automated Clearing House to TVA’s account. TVA’s monthly bill for power and energy shall reflect the cumulative Weekly Prepayments for that month as a credit to be applied against that monthly bill. Company shall have seven (7) days from the date of the monthly bill, or until the next Weekly Prepayment (whichever comes later) to pay any amount that is not covered by the cumulative Weekly Prepayments for that month. In the event that the cumulative Weekly Prepayments for any month exceed the amount of that monthly bill, TVA shall notify Company of the overpayment and credit such amount to Company’s next Weekly Prepayment.

3.	Adjustments to Performance Assurance. The Performance Assurance provided for in this letter agreement is based on the price and usage of power and energy taken by Company and may be adjusted by TVA as provided in the Power Contract. If TVA determines that any adjustment is necessary, TVA will provide Company with written notice of any increased or decreased amount of Performance Assurance required under the Power Contract. Within ten (10) days after such notice is given, Company shall provide TVA with the amount of the adjusted Performance Assurance required.

4.	Early Payment Credits. Notwithstanding Section 2 of the Terms and Conditions set forth in Attachment 4 of the Power Contract, for any Billing Month, in which Company fails to make a Weekly Prepayment on or before a Weekly Prepayment Due Date falling within that Billing Month, Company shall not be entitled to any early payment credit that would otherwise apply with respect to early payments for usage in that Billing Month.

5.	Default. Failure to comply with any of the above provisions shall constitute an immediate default under this contract. Upon such default, TVA shall have the right to immediately discontinue the supply of power, upon 5 days’ written notice, to Company.
Discontinuance of supply under this letter agreement shall not relieve Company of its liability for minimum monthly charges or payment of past due amounts. TVA’s election of any remedies under this letter agreement shall be without waiver of any other rights, including, without limitation, the right to damages for such default.
The Power Contract, as supplemented and amended by this letter agreement, is hereby ratified and confirmed as the continuing obligation of the parties.
If this letter satisfactorily sets forth the understandings between us, please have a duly authorized representative execute two copies on behalf of Company and return them to TVA. Upon completion by TVA, one fully executed copy will be returned to you.
Sincerely,
/s/ Bruce S. Schofield
Bruce S. Schofield for
Kenneth R. Breeden

Mr. Robert Van Namen

March 2, 2006
Executive Vice President
Customer Service and Marketing
Accepted and agreed to as of the
date first above written:
UNITED STATES ENRICHMENT CORPORATION

/s/ Robert Van Namen
By:	Robert Van Namen
Marketing and Operations VP